Exhibit 99.1

FOR IMMEDIATE RELEASE

April 20, 2005

Contact:

Daryl G. Byrd, President and CEO (337) 521-4003

John R. Davis, Senior Executive Vice President (337) 521-4005

IBERIABANK Corporation Reports First Quarter Earnings

LAFAYETTE, LOUISIANA — IBERIABANK Corporation (NASDAQ: IBKC), the holding company of the 118-year-old IBERIABANK (http://www.iberiabank.com), announced quarterly earnings of $7.3 million for the quarter ended March 31, 2005, a 12% increase over the same period in 2004, and no change compared to the fourth quarter of 2004 (“linked quarter basis”). The Company earned $0.94 per diluted share for the quarter, up 5% from the same period in 2004, and down 6% on a linked quarter basis.

The Company’s results were significantly affected by three primary factors. First, the acquisition of American Horizons Bancorp, Inc. (“American Horizons”) was completed on January 31, 2005. The financial results for the first quarter of 2005 incorporate the impact of this acquisition for only two months. The conversion of American Horizons’ operating systems and branches was completed on February 13, 2005. While aggregate acquisition cost savings are consistent with initial estimates, the phasing in of the savings resulted in a slight drag on earnings during the first quarter. Second, the Company incurred one-time merger related costs associated with lease termination costs, employee severance, and other one-time costs associated with IBERIABANK branches in Northeast Louisiana, in the first quarter of 2005. On January 19, 2005 and September 29, 2004, management previously disclosed estimated one-time merger related charges were expected to be approximately $900,000 on a pre-tax basis, or $0.08 per fully diluted share, on an after-tax basis. Actual reported one-time merger related costs in the first quarter of 2005 were $650,000. On an after-tax basis, the one-time merger related costs totaled $423,000, or $0.06 per fully diluted share. Finally, the first quarter of 2005 had two less calendar days than the preceding quarter. The incremental impact of two less calendar days is approximately $205,000 less net interest income, or $0.02 to fully diluted earnings per share (“EPS”).

The following table provides a non-GAAP reconciliation of net income and fully diluted earnings per share adjusting for the one-time merger related costs that were incurred in the first quarter of 2005 compared to the fourth quarter of 2004. Management believes this non-GAAP table provides a useful measure of operating earnings trends due to the nonrecurring nature of the one-time merger related costs.

Non-GAAP Pro Forma Net Income And EPS	1Q 2005	4Q 2004	1Q 2004
(After-tax; Dollars in thousands)
Net Income As Reported	$7,300	$7,325	$6,491
One-Time Merger Related Costs	423	0	0

Net Income Operating Basis	$7,723	$7,325	$6,491

(After-tax; Per share basis)
Fully Diluted EPS As Reported	$0.94	$1.01	$0.90
One-Time Merger Related EPS Impact	$0.06	0	0

Fully Diluted EPS Operating Basis	$1.00	$1.01	$0.90

Additional Highlights For The Quarter Ended March 31, 2005

•	On a linked quarter basis, tax-equivalent net interest margin was 3.56%, up two basis points, and the yield on average earning assets and interest-bearing liability costs each increased 16 basis points.

•	For the first quarter of 2005, return on average assets (“ROA”) was 1.13%, return on average equity (“ROE”) was 11.75% and return on average tangible equity was 18.70%. Excluding one-time merger related charges, these figures were 1.19%, 12.43%, and 19.75%, respectively.

•	Nonperforming assets (“NPAs”) increased by $1.7 million between year-end 2004 and March 31, 2005, due primarily to the American Horizons acquisition. NPAs as a percentage of total assets were 0.29% at March 31, 2005, up from 0.25% at year-end 2004 and 0.21% one year ago. At March 31, 2005, coverage ratios of nonperforming loans and nonperforming assets were 332% and 320%, respectively. During the first quarter of 2005, the provision for loan losses covered net charge-offs by 1.1 times.

•	During the fourth quarter of 2004, the Company recorded security gains of $0.3 million and mortgage loan gains of $0.7 million. The comparable figures for the first quarter of 2005 were $5,000 and $0.6 million, respectively.

•	Tier 1 leverage ratio was 8.04% at March 31, 2005, up 41 basis points from 7.63% at December 31, 2004, and up 18 basis points compared to 7.86% one year ago. At March 31, 2005, the Company’s Tier 1 risk-based capital ratio was 11.19% and total risk-based capital ratio was 12.44%.

•	On March 22, 2005, the Company declared a quarterly cash dividend of $0.28 per share, an increase of 17% compared to the same quarter last year. Over the last eleven quarters, the Company increased the quarterly cash dividend by over 50%. The dividend payout ratio was 25.5% in the first quarter of 2004, 26.1% in the fourth quarter of 2004, and 29.4% in the first quarter of 2005. Excluding the one-time merger related charges associated with American Horizons, the dividend payout ratio was 27.8% in the first quarter of 2005.

•	The Company is nearing completion of the 175,000-share repurchase program announced on June 25, 2004. To date, the Company purchased 174,567 shares at an average cost of $59.04 per share. During the first quarter of 2005, the Company purchased 91,200 shares at an average cost of $60.74 per share. Also announced today, the Company’s Board of Directors authorized a new share repurchase program totaling 300,000 shares, effective upon completion of the June 25, 2004 program.

•	The Company reported no material weaknesses noted in internal controls over financial reporting at December 31, 2004 in accordance with Section 404 of the Sarbanes-Oxley Act of 2002.

Daryl G. Byrd, President and CEO of IBERIABANK Corporation, remarked, “Our first quarter results demonstrate solid operating earnings and balance sheet strength. Today’s announcement regarding our newly authorized 300,000-share repurchase program provides further evidence of our confidence in our future.”

Total assets climbed $281 million, or 11% compared to December 31, 2004, and $460 million, or 20% compared to one year ago. American Horizons accounted for $277 million of the growth. Total loans increased $183 million, or 11% compared to year-end 2004, and $362 million, or 25% compared to one year ago. American Horizons accounted for $199 million of the growth. Total deposits jumped $258 million, or 15% since year-end 2004, and increased $274 million, or 16% compared to one year ago. American Horizons accounted for $193 million of the growth. Excluding the acquisition, deposit growth outpaced loan growth by $81 million at March 31, 2005 compared to year-end 2004.

Total shareholders’ equity increased $45 million, or 21% compared to year-end 2004, and increased $48 million, or 22% compared to one year ago. At March 31, 2005 the Company’s equity-to-assets ratio was 9.73%, compared to 8.99% at year-end 2004 and 9.57% one year ago. Book value per share at March 31, 2005 was $34.55, up $2.52 per share, or 8% compared to $32.03 at year-end 2004 and up 11% compared to $31.02 per share one year ago. As a result of the American Horizons acquisition, tangible book value per share decreased 4% compared to year-end 2004 and was nearly equal to the level reported one year ago.

Loans And Deposits

Total loans grew $183 million between December 31, 2004 and March 31, 2005, of which American Horizons accounted for $199 million of the growth. Exclusive of the acquisition, commercial loans declined $12 million during the first quarter of 2005, due to a few anticipated pay downs. The Company’s commercial loan pipeline remains extremely strong, with expected fundings in the second and third quarters of 2005. The yield on the commercial loan portfolio climbed 43 basis points on a linked quarter basis. Indirect automobile loans edged up slightly since year-end 2004 as captive finance companies remained fairly aggressive competitors (American Horizons had no impact).

Residential mortgage loans increased $5 million, or 1% compared to year-end. The average yield on mortgage loans decreased four basis points on a linked quarter basis. Residential loans are comprised of construction loans, private banking mortgages, and retail permanent mortgage loans. American Horizons had no material impact on this category. Construction loans totaled $29 million at March 31, 2005, down $4 million, or 13% since year-end 2004. Construction loans were down 43% compared to one year ago, as the Company sold into the secondary market mortgage loans recently released from construction during the last year. Private banking mortgages increased nearly $9 million, or 7% since year-end. At March 31, 2005, the private banking portfolio had a weighted average coupon of 5.22% and a weighted average maturity of 16.5 years.

The volume of mortgage loan originations totaled $50 million in the first quarter of 2005, compared to $53 million in each the third and fourth quarters of 2004. The pipeline of mortgage loans in process at March 31, 2005 was $60 million, compared to $41 million at December 31, 2004. During the first quarter of 2005, the Company sold into the secondary market $13 million in residential mortgage loans recently released from construction that were held in the loan portfolio, equal to the same level in the fourth quarter of 2004 and compared to $16 million in the third quarter of 2004. These loan sales were part of the Company’s stated plans to sell into the secondary market recently originated, mortgage production, including mortgage loans coming out of construction. Loan sale gains declined $177,000 on a linked quarter basis primarily due to fewer loans shipped and slightly narrower price spreads.

The Company experienced strong deposit growth in the first quarter of 2005. Between December 31, 2004 and March 31, 2005, total deposits increased $258 million, or 15%. American Horizons accounted for $193 million of this growth. Noninterest-bearing deposits jumped $46 million, or 21% compared to year-end 2004. The Company’s cost of average interest-bearing deposits increased 15 basis points on a linked quarter basis. The yield on average NOW accounts leapt 21 basis points due to public fund deposits tied to Treasury-related indices, savings and money market products increased 13 basis points and the yield on average CDs increased 8 basis points.

Investment Portfolio And Funding

The investment portfolio totaled $600 million at March 31, 2005, up $33 million or 6% compared to year-end 2004. Nearly all of the increase was related to the American Horizons acquisition. As a percentage of assets, the investment portfolio declined from 25% at June 30, 2004 to 24% at September 30, 2004, to 23% at December 31, 2004, to 22% at March 31, 2005. The yield on the investment portfolio remained unchanged on a linked quarter basis. Bond premium amortization was unchanged at $0.6 million in the first quarter of 2005, compared to the fourth quarter of 2004. Given general mortgage refinancing levels and anticipated prepayment speeds, management estimates premium amortization in the second quarter of 2005 may be at levels similar to the last two quarters.

The Company’s investment portfolio had a modified duration of 3.5 years at March 31, 2005, compared to 3.6 years at December 31, 2004. The Company’s investment portfolio has very limited extension risk. Based on modeling at March 31, 2005, a parallel and instantaneous 300 basis point increase in interest rates would extend the portfolio by only nine months. At current projected speeds, the portfolio is expected to generate approximately $151 million in cash flows over the next 21 months. The portfolio had an unrealized loss of $5.5 million at March 31, 2005, compared to an unrealized gain of $2.1 million at year-end 2004.

The Company regularly reviews the influence of interest rates on the Company’s profitability and earnings growth prospects. Asset/liability management modeling at March 31, 2005 indicated the Company’s interest rate risk position is fairly balanced. A 100 basis point instantaneous and parallel upward shift in interest rates is estimated to increase net interest income over 12 months by 0.4%. Similarly, a 100 basis point decrease in interest rates would be expected to increase net interest income by 1.0%. The influence of a flattening yield curve, using the forward curve as a guide, would have an anticipated negative impact on net interest income of 0.8%.

The Company’s ratio of loans to deposits decreased significantly during the quarter as deposit growth outpaced loan growth. At March 31, 2005, the Company’s loan to deposit ratio was 90%, down from 93% at year-end 2004 and 84% one year ago. The Company has placed greater emphasis on deposit generation efforts for 2005 and is experiencing positive results. Exclusive of the acquisition, the majority of deposit growth is in retail and public funds, with some seasonal influence.

Asset Quality

Asset quality statistics remained exceptional compared to peer levels. The Company believes that it uses a conservative definition of NPAs. The Company considers NPAs to include nonaccruing loans, accruing loans more than 90 days past due, foreclosed assets, and Other Real Estate Owned. NPAs amounted to $7.8 million at March 31, 2005, up $1.7 million or 27% compared to year-end 2004. NPAs equated to 0.29% of total assets compared to 0.25% of total assets at year-end 2004. The allowance for loan losses was 1.37%, up 15 basis points compared to 1.22% at year-end 2004. The increase in loan loss reserve was largely attributable to reserves associated with the American Horizons loans. The Company’s reserve coverage of NPAs was 320% at March 31, 2005 and 327% at year-end 2004. Loans past due 30 days or more (including nonaccruing loans) represented 0.79% of total loans at March 31, 2005, compared to 0.60% of total loans at December 31, 2004.

The ratio of net charge-offs to average loans was 0.13% in the first quarter of 2005, compared to 0.29% in the fourth quarter of 2004. During the fourth quarter of 2004, the Company charged off a previously disclosed individual commercial credit totaling approximately $0.6 million. On a pro forma basis excluding the problem credit, the ratio of net charge-offs to average loans would have been 0.14% in the fourth quarter of 2004. The Company’s provision for loan losses was $650,000 in the first quarter, compared to $1.4 million on a linked quarter basis. The provision covered net charge-offs 1.1 times in the first quarter of 2005, compared to 1.2 times in the fourth quarter of 2004.

Operating Results

Total tax-equivalent revenues increased $1.3 million, or 5%, on a linked quarter basis. Tax-equivalent net interest income increased $1.2 million between the two linked quarters. The Company’s tax-equivalent net interest margin improved two basis points on a linked quarter basis.

Noninterest income in the first quarter of 2005 increased $0.1 million, or 2% on a linked quarter basis. Service charge income on deposit accounts increased approximately $0.1 million, or 3% on a linked quarter basis, due primarily to the American Horizons acquisition. This category declined $0.3 million in the prior quarter. Management has determined that the number of NSF items processed has declined consistently over the last few quarters. In the fourth quarter of 2004, the Company recorded gains on the sale of investments totaling $0.3 million, compared to no significant investment gains in the first quarter of 2005. The Company recorded a $0.2 million gain from the merger of Pulse and Discover networks in the first quarter of 2005.

Noninterest expenses increased $2.2 million, or 17% on a linked quarter basis. Excluding one-time merger-related costs, the comparable figures were $1.6 million and 12%, respectively. The significant increase in expenses between the first quarter of 2005 and the fourth quarter of 2004 was due primarily to three factors. First, the first quarter had two months of expenses associated with American Horizons. Second, the Company did not accrue for bonuses in the fourth quarter of 2004, but accrued for bonuses in the first quarter of 2005. Third, share tax expense increased $0.3 million on a linked quarter basis. Salaries and benefits increased $0.9 million, or 13% during this period. The Company’s tax-equivalent tangible efficiency ratio (a measure of a bank’s operating efficiency) increased from 50.3% in the fourth quarter of 2004 to 55.6% in the first quarter of 2005. Excluding one-time merger related costs, the tangible efficiency ratio in the first quarter of 2005 was 53.3%.

Management confirmed today that, exclusive of one-time merger related costs associated with the acquisition of American Horizons and the impact of potential costs associated with expensing stock options, the 2005 EPS comfort range for the Company remains $4.05 to $4.15 per fully diluted share. This EPS comfort range is based on management’s current information, estimates and assumptions. One fundamental assumption is the projected continuing flattening of the yield curve in 2005 as presented in current forward interest rate curves. The range of $4.05 to $4.15 compares to a current average analyst estimate for 2005 of $4.10 per fully diluted share.

Based on a closing stock price on April 20, 2005 of $56.59 per share, the Company’s common stock traded at a price-to-earnings ratio of 13.8 times current average analyst estimates of $4.10 per fully diluted EPS for 2005, and 12.5 times average EPS estimates of $4.54 for 2006. In addition, the Company’s stock traded at 1.64 times March 31, 2005 book value per share of $34.55. On March 22, 2005, the Company declared a quarterly cash dividend of $0.28 per share, payable to shareholders of record as of March 31, 2005. This dividend level represented a 17% increase over the same period last year and equated to an annualized dividend rate of $1.12 per share and an indicated dividend yield of 1.98%.

In association with this earnings release, the Company will host a live conference call to discuss the financial results for the quarter just completed. The telephone conference call will be held on Thursday, April 21, 2005, beginning at 8:00 a.m. Central Time by dialing 1-800-288-8975. The confirmation code for the call is 775850. A replay of the call will be available until midnight Central Time on April 28, 2005 by dialing 1-800-475-6701. The confirmation code for the replay is 775850.

IBERIABANK Corporation is one of the oldest financial institutions with continuous operations in the State of Louisiana and soon to be the second largest Louisiana-based bank holding company. The Company operates 43 offices located in New Orleans, Baton Rouge, Shreveport, Northeast Louisiana, and the Acadiana region of Louisiana. Information regarding the Company can be obtained by visiting the Company’s website at www.iberiabank.com. The Company’s common stock trades on NASDAQ under the symbol “IBKC” and the Company’s market capitalization is approximately $440 million.

This press release contains financial information determined by methods other than in accordance with GAAP. The Company’s management uses these non-GAAP measures in their analysis of the Company’s performance. These measures typically adjust GAAP performance measures to exclude the effects of the amortization of intangibles and include the tax benefit associated with revenue items that are tax-exempt. Since the presentation of these GAAP performance measures and their impact differ between companies, management believes presentations of these non-GAAP financial measures provide useful supplemental information that is essential to a proper understanding of the operating results of the Company’s core businesses. These non-GAAP disclosures should not be viewed as a substitute for operating results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies.

Forward Looking Statements

To the extent that statements in this press release relate to future plans, objectives, financial results or performance of IBERIABANK Corporation, these statements are deemed to be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements, which are based on management’s current information, estimates and assumptions and the current economic environment, are generally identified by the use of the words “plan”, “believe”, “expect”, “intend”, “anticipate”, “estimate”, “project” or similar expressions. IBERIABANK Corporation’s actual strategies and results in future periods may differ materially from those currently expected due to various risks and uncertainties. Factors that may cause actual results to differ materially from these forward-looking statements include, but are not limited to, changes in market and economic conditions; changes in interest rates, deposit flows, loan demand and real estate values; competitive pressures; changes in accounting principles, policies or guidelines; changes in the Company’s loan or investment portfolio; legislative or regulatory changes; changes in monetary or fiscal policies; military or terrorist activities; litigation costs and expenses; and other economic, competitive, governmental, regulatory and technological factors affecting the Company’s business activities and prospects. Factors affecting IBERIABANK Corporation are discussed in the Company’s periodic and other filings with the Securities and Exchange Commission, available at the SEC’s website, www.sec.gov, and the Company’s website, www.iberiabank.com.

IBERIABANK CORPORATION

FINANCIAL HIGHLIGHTS

	For The Quarter Ended March 31,			For The Quarter Ended December 31,
	2005	2004	% Change	2004	% Change
Income Data (in thousands):
Net Interest Income	$20,549	$17,966	14%	$19,312	6%
Net Interest Income (TE) (1)	21,336	18,648	14%	20,091	6%
Net Income	7,300	6,491	12%	7,325	—

Per Share Data:
Net Income - Basic	$1.02	$0.98	4%	$1.09	(7)%
Net Income - Diluted	0.94	0.90	5%	1.01	(6)%

Book Value	34.55	31.02	11%	32.03	8%
Tangible Book Value (2)	21.25	21.19	0%	22.09	(4)%
Cash Dividends	0.28	0.24	17%	0.28	—

Number of Shares Outstanding:
Basic Shares (Average)	7,191,083	6,645,834	8%	6,687,650	8%
Diluted Shares (Average)	7,739,962	7,244,386	7%	7,281,996	6%
Book Value Shares (Period End) (5)	7,685,918	7,002,283	10%	6,874,119	12%

Key Ratios: (3)
Return on Average Assets	1.13%	1.20%		1.19%
Return on Average Equity	11.75%	12.75%		13.36%
Return on Average Tangible Equity (2)	18.70%	19.07%		19.84%
Net Interest Margin (TE) (1)	3.56%	3.75%		3.54%
Efficiency Ratio	58.9%	56.2%		53.1%
Tangible Efficiency Ratio (TE) (1) (2)	55.6%	53.2%		50.3%
Average Loans to Average Deposits	91.4%	85.7%		91.4%
Nonperforming Assets to Total Assets (4)	0.29%	0.21%		0.25%
Allowance for Loan Losses to Loans	1.37%	1.32%		1.22%
Net Charge-offs to Average Loans	0.13%	0.13%		0.29%
Average Equity to Average Total Assets	9.59%	9.38%		8.92%
Tier 1 Leverage Ratio	8.04%	7.86%		7.63%
Dividend Payout Ratio	29.4%	25.5%		26.1%

(1)	Fully taxable equivalent (TE) calculations include the tax benefit associated with related income sources that are tax-exempt using a marginal tax rate of 35%.
(2)	Tangible calculations eliminate the effect of goodwill and acquisition related intangible assets and the corresponding amortization expense on a tax-effected basis where applicable.
(3)	All ratios are calculated on an annualized basis for the period indicated.
(4)	Nonperforming assets consist of nonaccruing loans, accruing loans 90 days or more past due and repossessed assets.
(5)	Shares used for book value purposes exclude shares held in treasury and unreleased shares held by the Employee Stock Ownership Plan at the end of the period.

IBERIABANK CORPORATION

CONDENSED CONSOLIDATED FINANCIAL INFORMATION

(dollars in thousands except per share data)

BALANCE SHEET (End of Period)

	March 31,			December 31, 2004
	2005	2004	% Change
ASSETS
Cash and Due From Banks	$50,020	$54,910	(8.9)%	$33,927
Interest-bearing Deposits in Banks	14,059	28,244	(50.2)%	19,325

Total Cash and Equivalents	64,079	83,154	(22.9)%	53,252
Investment Securities Available for Sale	566,921	498,611	13.7%	526,933
Investment Securities Held to Maturity	32,782	48,339	(32.2)%	40,022

Total Investment Securities	599,703	546,950	9.6%	566,955
Mortgage Loans Held for Sale	10,846	10,991	(1.3)%	8,109
Loans, Net of Unearned Income	1,833,997	1,471,747	24.6%	1,650,626
Allowance for Loan Losses	(25,091)	(19,394)	29.4%	(20,116)

Loans, net	1,808,906	1,452,353	24.6%	1,630,510
Premises and Equipment	47,769	35,850	33.2%	39,557
Goodwill and Acquisition Intangibles	102,202	68,815	48.5%	68,310
Mortgage Servicing Rights	153	251	(39.0)%	176
Other Assets	96,355	72,088	33.7%	81,733

Total Assets	$2,730,013	$2,270,452	20.2%	$2,448,602

LIABILITIES AND SHAREHOLDERS’ EQUITY
Noninterest-bearing Deposits	$265,278	$207,048	28.1%	$218,859
Interest-bearing Deposits	1,766,457	1,550,231	13.9%	1,554,630

Total Deposits	2,031,735	1,757,279	15.6%	1,773,489
Short-term Borrowings	92,000	92,000	—%	192,000
Securities Sold Under Agreements to Repurchase	77,706	29,014	167.8%	44,453
Long-term Debt	239,555	155,896	53.7%	206,089
Other Liabilities	23,470	19,083	23.0%	12,409

Total Liabilities	2,464,466	2,053,272	20.0%	2,228,440
Total Shareholders’ Equity	265,547	217,180	22.3%	220,162

Total Liabilities and Shareholders’ Equity	$2,730,013	$2,270,452	20.2%	$2,448,602

INCOME STATEMENT

	For The Three Months Ended March 31,
	2005	2004	% Change
Interest Income	$31,454	$25,402	23.8%
Interest Expense	10,905	7,436	46.7%

Net Interest Income	20,549	17,966	14.4%
Provision for Loan Losses	650	1,055	(38.4)%

Net Interest Income After Provision for Loan Losses	19,899	16,911	17.7%
Service Charges	3,140	2,906	8.1%
ATM/Debit card fee income	608	432	40.7%
BOLI Cash Surrender Value Income	456	377	21.0%
Gain on Sale of Loans, net	558	862	(35.3)%
Other Gains (Losses)	41	153	(73.2)%
Other Noninterest Income	1,278	826	54.7%

Total Noninterest Income	6,081	5,556	9.4%
Salaries and Employee Benefits	8,239	7,113	15.8%
Occupancy and Equipment	1,889	1,701	11.1%
Amortization of Acquisition Intangibles	284	218	30.3%
Other Noninterest Expense	5,264	4,183	25.8%

Total Noninterest Expense	15,676	13,215	18.6%
Income Before Income Taxes	10,304	9,252	11.4%
Income Taxes	3,004	2,761	8.8%

Net Income	$7,300	$6,491	12.5%

Earnings Per Share, diluted	$0.94	$0.90	5.3%

IBERIABANK CORPORATION

CONDENSED CONSOLIDATED FINANCIAL INFORMATION

(dollars in thousands except per share data)

BALANCE SHEET (Average)

	For The Quarter Ended
	March 31, 2005	December 31, 2004	September 30, 2004	June 30, 2004	March 31, 2004
ASSETS
Cash and Due From Banks	$47,632	$39,343	$39,467	$59,721	$55,939
Interest-bearing Deposits in Banks	21,648	22,207	12,921	16,295	19,348
Investment Securities	575,846	574,843	599,601	586,466	515,131
Mortgage Loans Held for Sale	10,360	12,209	8,488	9,375	11,493
Loans, Net of Unearned Income	1,771,488	1,627,276	1,566,672	1,496,990	1,429,152
Allowance for Loan Losses	(23,142)	(19,994)	(19,721)	(19,509)	(18,721)
Other Assets	223,067	189,576	187,944	180,308	169,056

Total Assets	$2,626,899	$2,445,460	$2,395,372	$2,329,646	$2,181,398

LIABILITIES AND SHAREHOLDERS’ EQUITY
Noninterest-bearing Deposits	$243,738	$223,921	$212,931	$208,417	$190,067
Interest-bearing Deposits	1,693,723	1,556,184	1,556,492	1,563,058	1,477,782

Total Deposits	1,937,461	1,780,105	1,769,423	1,771,475	1,667,849
Short-term Borrowings	141,020	171,522	181,658	127,380	108,698
Securities Sold Under Agreements to Repurchase	50,550	51,240	45,891	42,271	24,894
Long-term Debt	228,035	206,317	175,032	155,710	156,104
Other Liabilities	17,943	18,194	13,507	22,793	19,142

Total Liabilities	2,375,009	2,227,378	2,185,511	2,119,629	1,976,687
Total Shareholders’ Equity	251,890	218,082	209,861	210,017	204,711

Total Liabilities and Shareholders’ Equity	$2,626,899	$2,445,460	$2,395,372	$2,329,646	$2,181,398

INCOME STATEMENT

	2005	2004
	First Quarter	Fourth Quarter	Third Quarter	Second Quarter	First Quarter
Interest Income	$31,454	$28,969	$28,047	$26,192	$25,402
Interest Expense	10,905	9,657	8,816	8,073	7,436

Net Interest Income	20,549	19,312	19,231	18,119	17,966
Provision for Loan Losses	650	1,425	857	704	1,055

Net Interest Income After Provision for Loan Losses	19,899	17,887	18,374	17,415	16,911
Total Noninterest Income	6,081	5,979	5,857	5,825	5,556
Total Noninterest Expense	15,676	13,440	14,229	14,013	13,215

Income Before Income Taxes	10,304	10,426	10,002	9,227	9,252
Income Taxes	3,004	3,101	2,966	2,740	2,761

Net Income	$7,300	$7,325	$7,036	$6,487	$6,491

Earnings Per Share, basic	$1.02	$1.09	$1.05	$0.96	$0.98

Earnings Per Share, diluted	$0.94	$1.01	$0.97	$0.88	$0.90

Book Value Per Share	$34.55	$32.03	$31.12	$29.74	$31.02

Return on Average Assets	1.13%	1.19%	1.17%	1.12%	1.20%

Return on Average Equity	11.75%	13.36%	13.34%	12.42%	12.75%

Return on Average Tangible Equity	18.70%	19.84%	20.23%	18.90%	19.07%

IBERIABANK CORPORATION

CONDENSED CONSOLIDATED FINANCIAL INFORMATION

(dollars in thousands)

LOANS RECEIVABLE

	March 31,			December 31, 2004
	2005	2004	% Change
Residential Mortgage Loans:
Residential 1-4 Family	$396,480	$329,900	20.2%	$387,079
Construction	28,815	50,459	(42.9)%	33,031

Total Residential Mortgage Loans	425,295	380,359	11.8%	420,110
Commercial Loans:
Real Estate	531,601	362,136	46.8%	419,427
Business	338,863	236,595	43.2%	307,614

Total Commercial Loans and Leases	870,464	598,731	45.4%	727,041
Consumer Loans:
Indirect Automobile	223,287	226,020	(1.2)%	222,480
Home Equity	236,800	197,092	20.1%	213,533
Automobile	25,321	23,533	7.6%	20,064
Credit Card Loans	7,824	8,207	(4.7)%	8,743
Other	45,006	37,805	19.0%	38,655

Total Consumer Loans	538,238	492,657	9.3%	503,475

Total Loans Receivable	1,833,997	1,471,747	24.6%	1,650,626

Allowance for Loan Losses	(25,091)	(19,394)		(20,116)

Loans Receivable, Net	$1,808,906	$1,452,353		$1,630,510

ASSET QUALITY DATA

	March 31,			December 31, 2004
	2005	2004	% Change
Nonaccrual Loans	$6,663	$3,844	73.3%	$4,455
Foreclosed Assets	39	36	8.3%	9
Other Real Estate Owned	258	39	561.5%	483
Accruing Loans More Than 90 Days Past Due	887	862	2.9%	1,209

Total Nonperforming Assets (1)	$7,847	$4,781	64.1%	$6,156

Nonperforming Assets to Total Assets (1)	0.29%	0.21%	36.5%	0.25%
Nonperforming Assets to Total Loans + OREO (1)	0.43%	0.32%	31.7%	0.37%
Allowance for Loan Losses to Nonperforming Loans (1)	332.3%	412.2%	(19.4)%	355.2%
Allowance for Loan Losses to Nonperforming Assets (1)	319.8%	405.7%	(21.2)%	326.8%
Allowance for Loan Losses to Total Loans	1.37%	1.32%	3.8%	1.22%
Year to Date Charge-offs	$983	$666	47.7%	$4,112
Year to Date Recoveries	$415	$189	118.9%	$1,370
(1) Nonperforming loans consist of nonaccruing loans and accruing loans 90 days or more past due. Nonperforming assets consist of nonperforming loans and repossessed assets.

DEPOSITS

	March 31,			December 31, 2004
	2005	2004	% Change
Noninterest-bearing DDA	$265,278	$207,048	28.1%	$218,859
NOW Accounts	583,083	537,898	8.4%	532,584
Savings and Money Market Accounts	450,933	380,804	18.4%	393,772
Certificates of Deposit	732,441	631,529	16.0%	628,274

Total Deposits	$2,031,735	$1,757,279	15.6%	$1,773,489

IBERIABANK CORPORATION

CONDENSED CONSOLIDATED FINANCIAL INFORMATION

Taxable Equivalent Basis

(dollars in thousands)

	For The Quarter Ended
	March 31, 2005		March 31, 2004
	Average Balance	Average Yield/Rate (%)	Average Balance	Average Yield/Rate (%)
ASSETS
Earning Assets:
Loans Receivable:
Mortgage Loans	$423,943	5.34%	$385,826	5.59%
Commercial Loans (TE) (1)	824,758	5.43%	567,568	4.86%
Consumer and Other Loans	522,787	6.66%	475,758	6.71%

Total Loans	1,771,488	5.77%	1,429,152	5.67%
Mortgage Loans Held for Sale	10,360	4.86%	11,493	4.56%
Investment Securities (TE) (1)(2)	569,546	4.43%	503,730	4.35%
Other Earning Assets	48,665	3.07%	39,848	1.81%

Total Earning Assets	2,400,059	5.39%	1,984,223	5.25%
Allowance for Loan Losses	(23,142)		(18,721)
Nonearning Assets	249,982		215,896

Total Assets	$2,626,899		$2,181,398

LIABILITIES AND SHAREHOLDERS’ EQUITY
Interest-bearing Liabilities:
Deposits:
NOW Accounts	$575,464	1.48%	$486,845	0.94%
Savings and Money Market Accounts	422,106	0.92%	376,099	0.75%
Certificates of Deposit	696,153	2.61%	614,838	2.31%

Total Interest-bearing Deposits	1,693,723	1.80%	1,477,782	1.46%
Short-term Borrowings	191,570	2.07%	133,592	1.14%
Long-term Debt	228,035	4.17%	156,104	4.29%

Total Interest-bearing Liabilities	2,113,328	2.08%	1,767,478	1.68%
Noninterest-bearing Demand Deposits	243,738		190,067
Noninterest-bearing Liabilities	17,943		19,142

Total Liabilities	2,375,009		1,976,687
Shareholders’ Equity	251,890		204,711

Total Liabilities and Shareholders’ Equity	$2,626,899		$2,181,398

Net Earning Assets	$286,731		$216,745
Net Interest Spread	$20,549	3.31%	$17,966	3.57%
Tax-equivalent Benefit	$787	0.13%	$682	0.14%
Net Interest Income (TE) / Net Interest Margin (TE) (1)	$21,336	3.56%	$18,648	3.75%

(1)	Fully taxable equivalent (TE) calculations include the tax benefit associated with related income sources that are tax-exempt using a marginal tax rate of 35%.
(2)	Balances exclude unrealized gain or loss on securities available for sale and impact of trade date accounting.

IBERIABANK CORPORATION

RECONCILIATION TABLE

(dollars in thousands, except per share data)

	For The Three Months Ended
	03/31/2005	12/31/2004	03/31/2004
Net Interest Income	$20,549	$19,312	$17,966
Effect of Tax Benefit on Interest Income	787	779	682

Net Interest Income (TE) (1)	21,336	20,091	18,648

Noninterest Income	6,081	5,979	5,556
Effect of Tax Benefit on Noninterest Income	246	244	203

Noninterest Income (TE) (1)	6,327	6,223	5,759

Total Revenues (TE) (1)	$27,663	$26,314	$24,407

Total Noninterest Expense	$15,676	$13,440	$13,215
Less Intangible Amortization Expense	(284)	(211)	(218)

Tangible Operating Expense (2)	$15,392	$13,229	$12,997

Return on Average Equity	11.75%	13.36%	12.75%
Effect of Intangibles (2)	6.95	6.48	6.32

Return on Average Tangible Equity (2)	18.70%	19.84%	19.07%

Efficiency Ratio	58.9%	53.1%	56.2%
Effect of Tax Benefit Related to Tax Exempt Income	(2.2)	(2.0)	(2.1)

Efficiency Ratio (TE) (1)	56.7%	51.1%	54.1%
Effect of Amortization of Intangibles	(1.1)	(0.8)	(0.9)

Tangible Efficiency Ratio (TE) (1) (2)	55.6%	50.3%	53.2%

(1)	Fully taxable equivalent (TE) calculations include the tax benefit associated with related income sources that are tax-exempt using a marginal tax rate of 35%.
(2)	Tangible calculations eliminate the effect of goodwill and acquisition related intangible assets and the corresponding amortization expense on a tax-effected basis where applicable.